EXHIBIT 99.1
T-Mobile Delivers Its Best Q2 Ever

1.6M Customer Net Additions; Record Service Revenues of $7.9B; Record Low Postpaid Phone Churn of 0.95%; Strong Net Income of $782M and EPS of $0.92; Record Adjusted EBITDA of $3.2B

Industry Leading Customer Growth

•	1.6 million total net additions - 21st consecutive quarter with more than 1 million net additions

•	1.0 million total branded postpaid net additions - supported by continued strong postpaid other net additions

•	686,000 branded postpaid phone net additions - led industry for the 18th consecutive quarter

•	91,000 branded prepaid net additions - flat year-over-year despite increased competitive activity in the market

•	Record low 0.95% branded postpaid phone churn, down 15 bps year-over-year

Strong Financial Performance (all percentages year-over-year)

•	Service revenues up 7% to $7.9 billion - led industry for the 17th consecutive quarter

•	Total revenues up 4% to $10.6 billion

•	Net income up 35% to $782 million and diluted earnings per share (EPS) of $0.92

•	Adjusted EBITDA(1) up 7% to $3.2 billion

•	Net cash provided by operating activities(3) up 14% to $1.3 billion

•	Free Cash Flow(1)(3) up 61% to $774 million

Network Expansion Continues, Garners Industry Accolades

•	T-Mobile now covers 323 million people with 4G LTE - targeting 325 million people by year-end 2018

•	Aggressive deployment of 600 MHz in Q2 2018, augmenting existing low-band capabilities on 700 MHz

•	Fastest LTE network according to Ookla; outright winner in 5 of 7 categories in most recent OpenSignal study

Continued Strong Outlook for 2018

•	Increased target for branded postpaid net customer additions of 3.0 to 3.6 million

•	Net income is not available on a forward-looking basis(2)

•	Increased Adjusted EBITDA target of $11.5 to $11.9 billion including leasing revenues of $0.6 to $0.7 billion(1)

•
Cash purchases of property and equipment, excluding capitalized interest, of $4.9 to $5.3 billion, unchanged from the prior target range, now expected to come in at the high end of the range. This includes expenditures for 5G deployment

•	Three-year compound annual growth rates (CAGRs) for Net cash provided by operating activities and Free Cash Flow from FY 2016 to FY 2019 also unchanged at 7% - 12% and 46% - 48%, respectively(1)(3)
________________________________________________________________

(1)
Adjusted EBITDA is a non-GAAP financial measure and Free Cash Flow is a non-GAAP financial metric. These non-GAAP financial items should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial items to the most directly comparable financial items based on GAAP as of June 30, 2018 are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

(2)
We are not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

(3)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

BELLEVUE, Wash. - August 1, 2018 - T-Mobile US, Inc. (NASDAQ: TMUS) reported record results in the second quarter of 2018 with industry-leading branded customer growth, record-high service revenues, record-high Q2 profitability, and record-low postpaid phone churn. The Un-carrier has changed wireless for good and proven that putting customers first is the best way to deliver sustained, industry-leading results. T-Mobile continues to balance growth and profitability - delivering records in both categories in the second quarter of 2018.

T-Mobile once again outperformed the competition as the company continues to optimize its offers for key segments of the market, expand into new geographies and set the standard for customer experience. This has resulted in growth in postpaid phone net additions both sequentially and year-over-year as the Un-carrier again leads the industry in the second quarter with nearly twice the aggregate postpaid phone net additions of Verizon, AT&T, Sprint and Comcast combined and more than three times the net additions of our next closest competitor, Comcast. In addition, the company delivered record-low postpaid phone churn of 0.95% - the best result in company history. These results have translated into record-high service revenues, which T-Mobile has now grown year-over-year for 17 quarters in a row.

“T-Mobile just recorded its best Q2 in company history,” said John Legere, CEO of T-Mobile. “That means 21 quarters with over one million net adds, record-high service revenues, industry-leading postpaid phone net additions, and record-low postpaid phone churn. Our business is strong, our strategy is working and we won’t stop!”

Industry-Leading Customer Growth
T-Mobile continues to deliver industry-leading customer growth, and Q2 2018 was no different. We once again led the industry in branded postpaid phone customer net additions, capturing about two thirds of the segment. Customers continue to choose the Un-carrier over the competition as we put all our energy and efforts into giving our customers more value and treating them right.

	Quarter			Six Months Ended June 30,
(in thousands, except churn)	Q2 2018	Q1 2018	Q2 2017	2018	2017
Total net customer additions(2)	1,579	1,433	1,333	3,012	2,475
Branded postpaid net customer additions	1,017	1,005	817	2,022	1,731
Branded postpaid phone net customer additions (1)(2)	686	617	533	1,303	1,331
Branded postpaid other customer additions (1)	331	388	284	719	400
Branded prepaid net customer additions(2)	91	199	94	290	480
Total customers, end of period (2)(3)	75,619	74,040	69,562	75,619	69,562
Branded postpaid phone churn	0.95%	1.07%	1.10%	1.01%	1.14%
Branded prepaid churn	3.81%	3.94%	3.91%	3.87%	3.96%

(1)
During the third quarter of 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and included DIGITS customers and reclassified 253,000 DIGITS customer net additions from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

(2)
As a result of the acquisition of Iowa Wireless Services, LLC (IWS), we included an adjustment of 13,000 branded postpaid phone and 4,000 branded prepaid IWS customers in our reported subscriber base as of January 1, 2018. Additionally, as a result of the acquisition of Layer3 TV, we included an adjustment of 5,000 branded prepaid customers in our reported subscriber base as of January 22, 2018. Customer activity post acquisition was included in our net customer additions for Q1 2018.

(3)
We believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base resulting in the removal of 4.4 million reported wholesale customers as of the beginning of Q2 2017.

•
Total net customer additions were 1.6 million in Q2 2018, bringing our total customer count to 75.6 million. Q2 2018 marked the 21st straight quarter in which T-Mobile generated more than 1 million total net customer additions.

•
Branded postpaid net customer additions were 1.0 million in Q2 2018, up 200,000 from Q2 2017. Strength in postpaid phone net additions and postpaid other net additions, driven by wearables, drove the year-over-year increase.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
Branded postpaid phone net customer additions were 686,000 in Q2 2018, up 153,000 from Q2 2017. This marks the 18th consecutive quarter in which T-Mobile has led the industry in this category. Sequentially and year-over-year, branded postpaid phone net customer additions increased due to continued growth in existing and Greenfield markets, the growing success of new customer segments such as T-Mobile for Business, T-Mobile ONE Unlimited 55+, and T-Mobile ONE Military, as well as record-low churn.

•
Branded postpaid other net customer additions were 331,000 in Q2 2018, up 47,000 from Q2 2017. Year-over-year the increase was due to higher gross customer additions from connected devices, specifically the Apple watch, partially offset by lower DIGITS gross customer additions and higher deactivations from a growing customer base.

•
Branded postpaid phone churn was a record-low of 0.95% in Q2 2018, down 15 basis points from Q2 2017, primarily due to increased customer satisfaction and loyalty from ongoing improvements to network quality, industry-leading customer service and the overall value of our offerings in the marketplace.

•	Branded prepaid net customer additions were 91,000 in Q2 2018, down 3,000 from Q2 2017.

•
Branded prepaid churn was 3.81% in Q2 2018, down 10 basis points compared to Q2 2017, primarily due to the continued impact from the optimization of our third-party distribution channels which was substantially completed during Q1 2017, partially offset by higher deactivations from a growing customer base and increased competitive activity in the marketplace.

Strong Financial Performance
Our strong customer results translated into record financial results. T-Mobile again posted record-high service revenues, and Q2 marks the 17th quarter in a row where we led the industry in year-over-year service revenue percentage growth. In addition, the company posted strong net income and record Adjusted EBITDA.

(in millions, except EPS)	Quarter			Six Months Ended June 30,		Q2 2018 vs. Q1 2018	Q2 2018 vs. Q2 2017	YTD 2018 vs. YTD 2017
	Q2 2018	Q1 2018	Q2 2017	2018	2017
Total service revenues	$7,931	$7,806	$7,445	$15,737	$14,774	1.6%	6.5%	6.5%
Total revenues	10,571	10,455	10,213	21,026	19,826	1.1%	3.5%	6.1%
Net income	782	671	581	1,453	1,279	16.5%	34.6%	13.6%
EPS	0.92	0.78	0.67	1.69	1.47	17.9%	37.3%	15.0%
Adjusted EBITDA (1)	3,233	2,956	3,012	6,189	5,680	9.4%	7.3%	9.0%
Cash purchases of property and equipment, including capitalized interest	1,629	1,366	1,347	2,995	2,875	19.3%	20.9%	4.2%
Net cash provided by operating activities(2)	1,261	770	1,106	2,031	1,714	63.8%	14.0%	18.5%
Free Cash Flow (2)	774	668	482	1,442	667	15.9%	60.6%	116.2%

(1)
Adjusted EBITDA is a non-GAAP financial measure and Free Cash Flow is a non-GAAP financial metric. These non-GAAP financial items should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial items to the most directly comparable financial items based on GAAP as of June 30, 2018 are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

(2)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

•	Total service revenues increased 7% year-over-year to a record-high $7.9 billion, which marked the 17th consecutive quarter of leading the industry in year-over-year service revenue percentage growth.

•	Total revenues increased 4% year-over-year to $10.6 billion, driven primarily by growth in service revenues, partially offset by lower equipment revenues.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
Branded postpaid phone Average Revenue per User (ARPU) was $46.52 in Q2 2018, down 0.3% from Q1 2018 and 1.2% from Q2 2017. Sequentially, the decrease was due to the continued adoption of tax inclusive plans. Year-over-year, the decrease was primarily due to the continued adoption of tax inclusive plans, a decrease in the non-cash net benefit from Data Stash, partially offset by the positive impact from our T-Mobile ONE rate plans and a net reduction in service promotional activities. For full-year 2018, we continue to expect branded postpaid phone ARPU to be generally stable compared to full-year 2017, excluding the impact from the new revenue standard.

•	Branded prepaid ARPU was $38.48 in Q2 2018, down 0.4% from Q2 2017, primarily due to promotional activities.

•
Net income increased 35% year-over-year to a strong $782 million in Q2 2018. The positive impacts to net income in Q2 2018 from the adoption of the new revenue standard and hurricane related reimbursements were $62 million and $45 million, respectively. The negative impact to net income in Q2 2018 from the proposed Sprint transaction was $39 million.

•
EPS increased by $0.25 to $0.92 in Q2 2018. The positive impacts to EPS in Q2 2018 from the adoption of the new revenue standard and hurricane related reimbursement were $0.07 and $0.06, respectively. The negative impact to EPS in Q2 2018 from the proposed Sprint transaction was $0.05.

•
Adjusted EBITDA increased 7% year-over-year to a record-high $3.2 billion in Q2 2018. The positive impacts to Adjusted EBITDA in Q2 2018 from the adoption of the new revenue standard and hurricane related reimbursements were $84 million and $70 million, respectively.

•
Cash purchases of property and equipment increased by 21% year-over-year to $1.6 billion primarily from continued deployment of our low band spectrum, including 600 MHz. Cash purchases of property and equipment included capitalized interest of $102 million in Q2 2018 and $34 million in Q2 2017.

•
Net cash provided by operating activities increased 14.0% year-over-year to $1.3 billion in Q2 2018. The increase resulted from an increase in net income, partially offset by higher net cash outflows from working capital.

•
Free Cash Flow increased 61% year-over-year to $774 million in Q2 2018 due to higher proceeds related to our deferred purchase price from securitization transactions and higher net cash provided by operating activities, partially offset by higher cash capex.

Network Expansion Continues, Garners Industry Accolades

T-Mobile continues to increase and expand the speed and capacity of our network to better serve our customers. Our advancements in network technology and our spectrum resources ensure we can continue to increase the capabilities of our network as the industry moves towards 5G.
Highlights from Q2 2018 included:

•
Operating America’s Fastest 4G LTE network. In Q2 2018, we were once again the nation’s fastest LTE network, realizing average 4G LTE download speeds of 31.8 Mbps, and average 4G LTE upload speeds of 11.9 Mbps. This was the 18th consecutive quarter that we have led the industry in both download and upload speeds.

•
Leading in Ookla’s “2018 U.S. Mobile Performance Report”. In H1 2018, millions of actively initiated tests showed that T-Mobile customers receive the fastest speeds nationwide including fastest speeds in 31 states, in rural areas, and tied for first for fastest speeds in the Top 100 metropolitan areas.

•
Winning 5 out of 7 categories outright in OpenSignal’s “State of Mobile Networks: USA” report. Based on billions of measurements, T-Mobile won in 4G download speed, 3G download speed, overall download speed, 4G upload speed, and 3G latency. T-Mobile also tied for first in 4G availability, providing customers with an LTE signal 94% of the time.

•	Expanding our coverage breadth. T-Mobile now covers 323 million people with 4G LTE. By the end of 2018, we are targeting to cover 325 million people.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
Clearing and deploying 600 MHz spectrum. At the end of Q2 2018, T-Mobile owned a nationwide average of 31 MHz of 600 MHz low band spectrum covering 328 million POPs. We expect to clear spectrum covering approximately 130 million POPs by year-end 2018 and target approximately 260 million POPs by year-end 2019. 600MHz deployments continue at an accelerated pace with spectrum covering more than 950 cities and towns in 33 states already lit up. Combining 600MHz and 700MHz, we have deployed low band spectrum to nearly 289 million POPs.

•
Introducing 5G across 600 MHz and millimeter wave spectrum. In addition to building out 5G on 600 MHz, T-Mobile intends to bring 5G to 30 cities in 2018 using both 600 MHz and millimeter wave spectrum. The network will harness 4G and 5G bandwidths simultaneously (dual connectivity) and will be ready for the introduction of the first 5G smartphones in 2019.

Continued Strong 2018 Outlook
In 2018, we expect postpaid net customer additions between 3.0 and 3.6 million, an increase from the prior target range of 2.6 to 3.3 million.

Net income is not available on a forward looking basis.

Adjusted EBITDA is expected to be between $11.5 and $11.9 billion, an increase from the prior target range of $11.4 to $11.8 billion. Our Adjusted EBITDA target includes leasing revenues of $0.6 to $0.7 billion, unchanged from the prior guidance. Including the estimated impact of the new revenue standard, Adjusted EBITDA is expected to increase by an additional $0.2 to $0.5 billion for a total guidance range of $11.7 to $12.4 billion.

For full-year 2018, we continue to expect branded postpaid phone ARPU to be generally stable compared to full-year 2017, excluding the impact from the new revenue standard.

Cash purchases of property and equipment, excluding capitalized interest, are expected to be between $4.9 and $5.3 billion, unchanged from the prior target range, but are now expected to come in at the high end of the range. This includes expenditures for 5G deployment.

The adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to our deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. Please see the reconciliation of non-GAAP measures in this earnings release for details on the revised definition, which was applied retroactively to 2017.

The three-year CAGR guidance (2016 - 2019) for net cash provided by operating activities and Free Cash Flow is unchanged at 7% - 12% and 46% - 48%, respectively.

In 2018, we continue to expect the following impacts from the adoption of the new revenue standard:

•	Service revenues $(0.2) - $(0.1) billion

•	Total revenues $0.3 - $0.5 billion

•	Operating expenses $(0.1) - $0.1 billion

•	Net income $0.2 - $0.4 billion

•	Adjusted EBITDA $0.2 - $0.5 billion

•	We expect postpaid phone ARPU to be negatively affected by changes in revenue allocation under the new revenue standard.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Financial Results
For more details on T-Mobile’s Q2 2018 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain historical non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.’s Investor Relations website at http://investor.t-mobile.com.

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We also intend to use the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @JohnLegere Twitter (https://twitter.com/JohnLegere), Facebook and Periscope accounts, which Mr. Legere also uses as a means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
As America’s Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our advanced nationwide 4G LTE network delivers outstanding wireless experiences to approximately 76 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.t-mobile.com or join the conversation on Twitter using $TMUS.

Q2 2018 Earnings Call, Livestream and Webcast Access Information
Access via Phone (audio only):

Date:	August 1, 2018
Time:	4:30 p.m. (EDT)
Call-in Numbers US/Canada:	866-575-6534
International:	+1 786-460-7205
Participant Passcode:	7079522

Please plan on accessing the earnings call ten minutes prior to the scheduled start time.

Access via Social Media:
The @TMobileIR Twitter account will live-tweet the earnings call.

Submit Questions via Text, Twitter, or Facebook:

Text:	Send a text message to 313131, enter the keyword TMUS followed by a space
Twitter:	Send a tweet to @TMobileIR or @JohnLegere using $TMUS
Facebook:	Post a comment to John Legere’s Facebook Earnings post

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Access via Webcast:
The earnings call will be broadcast live via our Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or +1 719-457-0820 (international). The passcode required to listen to the replay is 7079522.

To automatically receive T-Mobile financial news by e-mail, please visit the T-Mobile Investor Relations website, http://investor.t-mobile.com, and subscribe to E-mail Alerts.

Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.’s plans, outlook, beliefs, opinions, projections, guidance, strategy, store openings, position within the industry relative to its competitors, deployment of spectrum and expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “project,” “believe,” “intend,” “estimates,” “targets,” “views,” “may,” “will,” “forecast,” “outlook,” and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: the failure to obtain, or delays in obtaining, required regulatory approvals for the proposed transaction with Sprint, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction with Sprint Corporation (“Sprint”), or the failure to satisfy any of the other conditions to the proposed transaction with Sprint on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of the parties to terminate the Business Combination Agreement with Sprint; adverse effects on the market price of our or Sprint’s common stock and on our or Sprint’s operating results because of a failure to complete the proposed transaction in the anticipated timeframe or at all; inability to obtain the financing contemplated to be obtained in connection with the proposed transaction on the expected terms or timing or at all; the ability of us, Sprint and the combined company to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of our or Sprint’s debt securities or adverse conditions in the credit markets; negative effects of the announcement, pendency or consummation of the proposed transaction on the market price of our or Sprint’s common stock and on our or Sprint’s operating results, including as a result of changes in key customer, supplier, employee or other business relationships; significant costs related to the proposed transaction, including financing costs, and unknown liabilities; failure to realize the expected benefits and synergies of the proposed transaction in the expected timeframes or at all; costs or difficulties related to the integration of Sprint’s network and operations into our network and operations; the risk of litigation or regulatory actions related to the proposed transaction; the inability of us, Sprint or the combined company to retain and hire key personnel; the risk that certain contractual restrictions contained in the Business Combination Agreement during the pendency of the proposed transaction could adversely affect our or Sprint’s ability to pursue business opportunities or strategic transactions; effects of changes in the regulatory environment in which we and Sprint operate; adverse economic or political conditions in the U.S. and international markets; competition, industry consolidation, and changes in the market for wireless services could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments, or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; breaches of our and/or our third-party vendors’ networks, information technology and data security; natural disasters, terrorist attacks or similar incidents; unfavorable outcomes of existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks; any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; the ability to make payments on our debt or to repay our existing indebtedness when due or to comply with the covenants contained therein; adverse change in the ratings of our debt securities or adverse conditions in the credit markets; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (“SEC”), may require, which could result in an impact on earnings; changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that the reset process under our trademark license with Deutsche Telekom AG results in changes to the royalty rates for our trademarks; and other risks described in our filings with the SEC. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock-based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	2017	2018
Net income	$698	$581	$550	$2,707	$671	$782	$1,279	$1,453
Adjustments:
Interest expense	339	265	253	254	251	196	604	447
Interest expense to affiliates	100	131	167	162	166	128	231	294
Interest income	(7)	(6)	(2)	(2)	(6)	(6)	(13)	(12)
Other (income) expense, net	(2)	92	(1)	(16)	(10)	64	90	54
Income tax expense (benefit)	(91)	353	356	(1,993)	210	286	262	496
Operating income	1,037	1,416	1,323	1,112	1,282	1,450	2,453	2,732
Depreciation and amortization	1,564	1,519	1,416	1,485	1,575	1,634	3,083	3,209
Stock-based compensation (1)	67	72	83	85	96	106	139	202
Cost associated with proposed Sprint transaction	—	—	—	—	—	41	—	41
Other, net (2)	—	5	—	29	3	2	5	5
Adjusted EBITDA	$2,668	$3,012	$2,822	$2,711	$2,956	$3,233	$5,680	$6,189

(1)	Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the condensed consolidated financial statements.

(2)
Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur, and are therefore excluded in Adjusted EBITDA.

Adjusted EBITDA - Earnings before Interest expense, net of Interest income, Income tax expense, depreciation and amortization expense, non-cash Stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile’s operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs and costs related to the proposed Sprint transaction, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower obligations) to last twelve months Net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017	Mar 31, 2018	Jun 30, 2018
Short-term debt	$7,542	$522	$558	$1,612	$3,320	$1,004
Short-term debt to affiliates	—	680	—	—	445	320
Long-term debt	13,105	13,206	13,163	12,121	12,127	12,065
Long-term debt to affiliates	9,600	14,086	14,586	14,586	14,586	14,581
Less: Cash and cash equivalents	(7,501)	(181)	(739)	(1,219)	(2,527)	(215)
Net debt (excluding Tower Obligations)	$22,746	$28,313	$27,568	$27,100	$27,951	$27,755
Divided by: Last twelve months Net income	$1,679	$2,035	$2,219	$4,536	$4,509	$4,710
Net Debt (excluding Tower Obligations) to last twelve months Net income	13.5	13.9	12.4	6.0	6.2	5.9
Divided by: Last twelve months Adjusted EBITDA	$10,493	$10,976	$11,109	$11,213	$11,501	$11,722
Net Debt (excluding Tower Obligations) to last twelve months Adjusted EBITDA Ratio	2.2	2.6	2.5	2.4	2.4	2.4
Net debt - Short-term debt, short-term debt to affiliates, long-term debt (excluding tower obligations), and long-term debt to affiliates, less cash and cash equivalents.

Free Cash Flow(1) is calculated as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	2017	2018
Net cash provided by operating activities	$608	$1,106	$1,252	$865	$770	$1,261	$1,714	$2,031
Cash purchases of property and equipment	(1,528)	(1,347)	(1,441)	(921)	(1,366)	(1,629)	(2,875)	(2,995)
Proceeds related to beneficial interests in securitization transactions	1,134	882	1,110	1,193	1,295	1,323	2,016	2,618
Cash payments for debt prepayment or debt extinguishment costs	(29)	(159)	—	—	(31)	(181)	(188)	(212)
Free Cash Flow	$185	$482	$921	$1,137	$668	$774	$667	$1,442
Net cash (used in) provided by investing activities	$(416)	$(6,251)	$(345)	$267	$(462)	$(306)	$(6,667)	$(768)
Net cash provided by (used in) financing activities	$1,809	$(2,175)	$(349)	$(652)	$1,000	$(3,267)	$(366)	$(2,267)

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively.

Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment, including proceeds related to beneficial interests in securitization transactions and less cash payments for debt prepayment of debt extinguishment costs. Free Cash Flow is utilized by T-Mobile’s management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Free Cash Flow(1) three-year CAGR is calculated as follows:

	FY	FY
(in millions, except CAGR Range)	2016	2019 Guidance Range		CAGR Range
Net cash provided by operating activities	$2,779	$3,405	$3,855	7%	12%
Cash purchases of property and equipment	(4,702)	(5,100)	(5,400)	3%	5%
Proceeds related to beneficial interests in securitization transactions	3,356	6,195	6,195
Cash payments for debt prepayment or debt extinguishment costs	—	—	(50)
Free Cash Flow	$1,433	$4,600	$4,600	46%	48%

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Operating Measures to Service Revenues
(Unaudited)

The following tables illustrate the calculation of our operating measures ARPU and Average Billings Per User (ABPU) and reconcile these measures to the related service revenues:

(in millions, except average number of customers, ARPU and ABPU)	Quarter						Six Months Ended June 30,
	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	2017	2018
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$4,725	$4,820	$4,920	$4,983	$5,070	$5,164	$9,545	$10,234
Less: Branded postpaid other revenues	(225)	(255)	(294)	(303)	(259)	(272)	(480)	(531)
Branded postpaid phone service revenues	$4,500	$4,565	$4,626	$4,680	$4,811	$4,892	$9,065	$9,703
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	31,564	32,329	32,852	33,640	34,371	35,051	31,946	34,711
Branded postpaid phone ARPU (1)	$47.53	$47.07	$46.93	$46.38	$46.66	$46.52	$47.29	$46.59

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$4,725	$4,820	$4,920	$4,983	$5,070	$5,164	$9,545	$10,234
EIP billings	1,402	1,402	1,481	1,581	1,698	1,585	2,804	3,283
Lease revenues	324	234	159	160	171	177	558	348
Total billings for branded postpaid customers	$6,451	$6,456	$6,560	$6,724	$6,939	$6,926	$12,907	$13,865
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	34,740	35,636	36,505	37,436	38,458	39,559	35,188	39,009
Branded postpaid ABPU	$61.89	$60.40	$59.89	$59.88	$60.14	$58.37	$61.14	$59.24

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,299	$2,334	$2,376	$2,371	$2,402	$2,402	$4,633	$4,804
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	19,889	20,131	20,336	20,461	20,583	20,806	20,010	20,695
Branded prepaid ARPU	$38.53	$38.65	$38.93	$38.63	$38.90	$38.48	$38.59	$38.69

(1)	Branded postpaid phone ARPU includes the reclassification of 43,000 DIGITS average customers and related revenue to the “Branded postpaid other customers” category for the second quarter of 2017.
Average Revenue Per User (ARPU) - Average monthly service revenues earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.
Branded postpaid phone ARPU excludes mobile broadband and DIGITS customers and related revenues.
Average Billings per User (ABPU) - Average monthly branded postpaid service revenues earned from customers plus monthly equipment installment plan (EIP) billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile’s postpaid customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com